UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2010

Local Insight Regatta Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-152302	20-8046735
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

188 Inverness Drive West, Suite 800 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip code)

303-867-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.

On November 17, 2010, Local Insight Regatta Holdings, Inc. (the “Company”), all of its domestic subsidiaries and certain affiliates of the Company (together with the Company, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).

The prolonged economic downturn in the United States, declining use of print yellow page directories, the highly competitive local advertising industry and the Company’s significant outstanding indebtedness have combined to make it difficult for the Company to manage its substantial debt burden.

On November 15, 2010, a default occurred under the Company’s senior secured credit facilities (the “Credit Facilities”) due to the fact that at September 30, 2010, the Company: (i) exceeded the maximum allowable consolidated leverage ratio (i.e., the ratio of consolidated total debt to consolidated EBITDA) and the maximum allowable consolidated senior secured debt ratio (i.e., the ratio of consolidated senior secured debt to consolidated EBITDA) under the Credit Facilities and (ii) failed to meet the minimum consolidated interest coverage ratio (i.e., the ratio of consolidated EBITDA to consolidated interest expense) under the Credit Facilities.

The Debtors’ voluntary filing of the bankruptcy petitions constituted a default under the Credit Facilities. As a result of such default, the commitments under the Credit Facilities immediately terminated and all loans thereunder (with accrued interest thereon) and all other amounts owing under the Credit Facilities became immediately due and payable. In addition, the bankruptcy filing constituted a default under the indenture governing the Company’s 11% senior subordinated notes due 2017 (the “Notes”). As a result of such default, the principal amount plus accrued and unpaid interest on the Notes is due and payable. As of November 17, 2010, the aggregate amount owing under the Credit Facilities was approximately $339.2 million and the aggregate amount outstanding under the Notes was approximately $221.2 million.

The Company has evaluated various options for restructuring its balance sheet and debt service obligations to alleviate covenant issues under the Credit Facilities and to create a capital structure that will permit the Company to remain a going concern. The Company believes that a financial restructuring designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity can best be achieved through a reorganization pursuant to a Chapter 11 proceeding under the Bankruptcy Code.

The Debtors continue to operate their businesses as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code. As of the date of this Current Report on Form 8-K, a receiver, fiscal agent or similar officer has not been appointed. A copy of the press release dated November 18, 2010 announcing the Debtors’ bankruptcy filing is attached hereto as Exhibit 99.1.

As a result of the Debtors’ bankruptcy filing, the ability of creditors to seek remedies to enforce their rights under the Credit Facilities and the Notes have been stayed, and creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information required by Item 2.04 relating to the Credit Facilities and the Notes is contained in Item 1.03 above and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description
99.1	Press release of the Company, dated November 18, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant, Local Insight Regatta Holdings, Inc., has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 18, 2010

LOCAL INSIGHT REGATTA HOLDINGS, INC.

By:	/s/ JOHN S. FISCHER
	Name:	John S. Fischer
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Company, dated November 18, 2010